Exhibit 99.1

News Announcement	For Immediate Release

SERACARE AUTHORIZES $2.0 MILLION

COMMON STOCK REPURCHASE PROGRAM

OCEANSIDE, California, June 6, 2003 – SeraCare Life Sciences, Inc. (Nasdaq: SRLS), a provider of blood and plasma-based products and services for the biotech and pharmaceutical industries, today announced that its Board of Directors has authorized the repurchase of up to $2.0 million of the Company’s common stock. Purchases may be made from time to time in the open market, through block purchases or in privately negotiated transactions. SeraCare Life Sciences has approximately 7.4 million shares of common stock outstanding and, at March 31, 2003, the Company had no long-term debt and cash and cash equivalents of approximately $4.7 million.

SeraCare Life Sciences’ Chairman, Barry Plost, stated, “SeraCare possesses a strong balance sheet and cash position and continues to generate positive cash flows from operations. In authorizing a repurchase program, the Board is demonstrating its view that share repurchases – pursued at a measured pace over time as opportunities permit – have the potential to deliver attractive long-term returns on investment that will benefit our shareholders. At the same time, the Board recognizes that such activity should be given lower priority than investing in attractive internal or external growth opportunities.”

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. is a provider of human, animal and specialty product components and medical data for leading biotech and health care companies and research facilities worldwide. Its offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture media, specialty plasmas, and BioBank, a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.net.

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SeraCare Life Sciences, Inc., 6/6/03	page 2

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include the Company’s view that share repurchases have the potential to deliver attractive long-term returns on investment that will benefit the Company’s shareholders. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Factors that will impact the number of shares actually repurchased include changes in the trading price of the Company’s common stock, market conditions, as well as competing uses of funds including internal and external growth opportunities. Information on factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2002 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Michael Crowley, Jr.	Nathan Ellingson, David Collins
Chief Executive Officer	Jaffoni & Collins Incorporated
SeraCare Life Sciences, Inc.	212/835-8500 or srls@jcir.com
760/806-8922

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